Free Writing Prospectus

Filed Pursuant to Rule 433

Dated March 13, 2018

Registration Statement Nos. 333-206773, 333-206773-01 and 333-206773-02

★PRICING DETAILS★ $1.281+bn FORDF 18-1/2 (Floorplan)

Active Leads:	J.P. Morgan(struc), Citi, Soc Gen
Passive Leads:	BNP, DB
Co-Mgrs:	BNY, US Banc	Selling Groups: Great Pacific, Williams

SERIES	CLS	$AMT(mm)	WAL	S&P/F	E.FIN	L.FIN	PRICED	%YLD	%CPN	$PX

FORDF 18-1	A-1	550.000	3.16	AAA/AAA	05/21	05/23	IS+28	2.971	2.95	99.99169
FORDF 18-1	A-2	175.000	3.16	AAA/AAA	05/21	05/23	1mL+28			100.00000
FORDF 18-1	B	33.170	3.16	AA+/AA	05/21	05/23	IS+43	3.121	3.10	99.99735
FORDF 18-2	A	500.000	4.99	AAA/AAA	03/23	03/25	IS+42	3.195	3.17	99.98191
FORDF 18-2	B	22.876	4.99	AA+/AA	03/23	03/25	IS+57	3.345	3.32	99.99122

TICKER:	FORDF 2018-1/2	EXPECTED RATINGS:	S&P/FITCH
EXPECTED SETTLE:	03/20/18	ERISA ELIGIBLE:	YES
FIRST PAY DATE:	04/16/18	REGISTRATION:	SEC-REGISTERED
TARGET PRICING:	PRICED	MIN DEMOM:	$1K X $1K
CUSIPs:		BILL & DELIVER:	J.P. MORGAN
FORDF 2018-1:	A-1 34528QFY5, A-2 34528QFZ2, B 34528QGA6
FORDF 2018-2:	A 34528QGD0, B 34528QGE8

Materials-

* Prelim Prospectus (attached)

* Ratings FWP (attached)

* Roadshow (attached)

* IntexNet/CDI (via separate MSG)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.